UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D. C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 14, 2010

Tamalpais Bancorp
(Exact name of registrant as specified in its charter)

California	0-50878	68-0175592
(State or other jurisdiction	(Commission File	(IRS Employer
of incorporation)	Number)	Identification No.)

630 Las Gallinas Ave.
San Rafael, California 94903
(Address of principal executive offices including Zip Code)

(415) 526-6400
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

          As previously disclosed, Tamalpais Bank, a wholly owned subsidiary of Tamalpais Bancorp (the “Company”), entered into an Order to Cease and Desist with the Federal Deposit Insurance Corporation (the “FDIC”) and the California Department of Financial Institutions effective September 14, 2009 (the “Order”). As a result of the Order, the Company entered into an agreement with the Federal Reserve Bank of San Francisco (the “Federal Reserve”) effective January 14, 2010 (the “Agreement”). The Agreement generally provides for the development and implementation of actions to ensure Tamalpais Bank complies with the Order, and any other supervisory action taken by Tamalpais Bank’s federal or state regulators. Among other things, the Agreement requires the Company to:

•

Not declare or pay any dividends without the prior written approval of the Federal Reserve and the Director of the Division of Banking Supervision and Regulation of the Board of Governors (the “Division Director”);

•

Not make any distributions of interest, principal, or other sums on subordinated debentures or trust preferred securities without the prior written approval of the Federal Reserve and the Division Director;

•	Not incur, increase, or guarantee any debt without the prior written approval of the Federal Reserve;

•	Submit a written capital plan to the Federal Reserve within 60 days of the Agreement;

•	Provide a written statement regarding cash flow projections for 2010 within 60 days of the Agreement and submit a cash flow projection for each calendar year thereafter;

•

Comply with notice and approval requirements under applicable law and regulations relating to the appointment of directors, senior executive officers as well as any change in the responsibilities of any senior executive officers; and

•	Comply with the restrictions on indemnification and severance payments under applicable law and regulations.

          A copy of the Agreement is included as Exhibit 10.1 and is incorporated herein by reference. The description of the Agreement set forth above does not purport to be complete and is qualified by reference to the full text of the Agreement.

Item 9.01. Financial Statements and Exhibits.

(d)          Exhibits

Exhibit Number	Description

10.1	Written Agreement between Tamalpais Bancorp and Federal Reserve Bank of San Francisco, dated January 14, 2010.

SIGNATURES

          Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TAMALPAIS BANCORP

Date: January 21, 2010	By:	/s/ Mark Garwood

Mark Garwood
Chief Executive Officer